INSIDER TRADING AND REPORTING POLICY

U.S. securities laws prohibit the purchase or sale of securities while you are aware of material nonpublic information. This conduct is referred to as “insider trading.”

Insider Trading

Who do insider trading rules apply to? Insider trading rules apply to all employees, independent contractors, officers, and includes non-employee directors (individually, an “Insider”) of Fortune Brands Innovations, Inc. and its subsidiaries (the “Company”), their family members and any entities or investment vehicles controlled by such individuals. A “family member” includes an Insider’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares an Insider’s home.

What if I reside and work in a location outside the U.S.? This policy and the law still apply to you. Because our common stock trades on a United States securities exchange, the insider trading laws of the U.S. apply. The U.S. Securities and Exchange Commission (a U.S. government agency in charge of investor protection) (the “SEC”) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. exchanges) (“FINRA”) routinely investigate trading in a company’s securities conducted by internationally based individuals and firms. As an FBIN employee, our policies apply to you no matter where in the world you work.

What types of transactions do insider trading rules apply to? Insider trading rules apply to all transactions involving the Company’s securities (i.e., common stock, preferred stock, debt securities or any derivative thereof), including but not limited to:

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purchase or sale of Company stock;
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gifts of Company stock;
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changes in your investment election in the Company Stock Fund in your 401(k); and
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exercise of stock appreciation rights (SARs) or “cashless” exercises of Company stock options.

What is Material Nonpublic Information? Material information is defined as any information that a reasonable investor would consider important in making an investment decision about whether to buy, sell or hold a security. It is impossible to list all types of information that might be considered material. Material information may include information about earnings, operating results, performance metrics, dividends, potential large acquisitions or divestitures, mergers, tender offers, securities offerings, important financing transactions, threatened or pending significant litigation, material government investigations, material data breaches, accounting restatements, significant impairments, changes in senior management, gain or loss of a major customer, supplier, contract, or arrangement, and the extent to which external events, including but not limited to pandemics, have had or will have a material impact on the Company’s operating results.

Material information includes any development that would influence a reasonable investor in deciding whether to buy, sell or hold shares of our Company’s stock. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material.

Material information is considered “nonpublic” if it has not been made available to the public through news or website disclosure, or public disclosure documents filed with the SEC. To provide the marketplace with sufficient time to absorb the disclosed information, Insiders may trade after one full trading day has been completed following the release of the nonpublic information. For the purposes of this policy, a “trading day” shall mean any day on which the New York Stock Exchange is open for trading.

Examples of How to Determine When the Trading Window Opens After Material Nonpublic Information is Released:
Time of Release	Time Trading may Begin*
Tuesday prior to 9:30 am (est)	Wednesday morning
Tuesday between 9:30 am and 4:00 pm (est)	Thursday morning
Tuesday after 4:00 pm (est)	Thursday morning

*Assumes that the day is a trading day.

Trading While in Possession of Material Nonpublic Information is Prohibited. No Insider may buy, sell, trade, or gift Company securities while aware of material nonpublic information about the Company, other than as permitted under Pre-Approved Trading Plans described below.

What is “Tipping”? Insider trading rules prohibit Insiders from disclosing material nonpublic information to other persons who might purchase or sell securities while in possession of that information. Insiders who provide information to others may be held liable by the SEC as “tippers.”

What if I Learn Nonpublic Information about Other Companies? Insider trading rules may also apply to transactions by you in another company’s securities if you become aware of material nonpublic information about the other company as a result of your position as an Insider. If you learn material nonpublic information about another company, you should not trade in the securities of that company until such information is widely available to the general public and after one full trading day has been completed following the release of the nonpublic information.

How Long Will This Policy Apply to Me? This policy continues to apply to your transactions in Company securities or the securities of other public companies even after your employment, engagement or directorship with the Company has terminated. If you are in possession of material nonpublic information when your relationship with the Company concludes, you may not trade in Company securities until the information is widely available to the general public and after one full trading day has been completed following the release of the nonpublic information, or until such information is no longer material.

Blackout Periods, Pre-Clearance Requirements and Prohibitions on Hedging and Pledging

Who is subject to Blackout Periods? Non-employee Directors, any employee serving as a Section 16 Executive Officer of the Company (“Executive Officers”), any Fortune Brands Innovations employee who participates in the Company’s equity compensation program and any employee who has been notified by the Chief Legal Officer that he or she is subject to additional restrictions under this policy (collectively, “Key Persons”), as well as family members and others living in the Key Person’s households (other than domestic employees), are subject to the additional rules set forth below.

What are the Company’s Blackout Restrictions?

Earnings Blackout Period. The Company releases its earnings results approximately four weeks after the close of each quarter. The period immediately before an earnings release is generally considered a time during which Key Persons are likely to be in possession of material nonpublic information. To avoid the risk of non-compliance with the insider trading laws, Key Persons may not purchase or sell Company shares during the blackout period (the “Earnings Blackout Period”), other than as permitted under Pre-Approved Trading Plans described below.

The Earnings Blackout Period begins on the fifteenth calendar day prior to the end of a quarter and ends after one full trading day has been completed following the issuance of the quarterly earnings release.

Other Blackout Periods. Management may impose other blackout periods from time-to-time in anticipation of the release of potentially material information (for example, interim earnings guidance) or as a result of the occurrence of a potentially material event (for example, the negotiation of a major transaction) (a “Special Blackout Period”). If you are subject to a Special Blackout Period, you may not purchase or sell Company shares during the Special Blackout Period (other than as permitted under Pre-Approved Trading Plans described below) and you may not disclose this fact to any other person (other than employees and Non-employee Directors who are also aware of the information and subject to the same blackout period). A Special Blackout Period ends after one full trading day has been completed following the release of the nonpublic information, or until such information is no longer material.

Whether or not a blackout period is in effect and regardless of whether an Insider is considered a Key Person subject to the blackout period, no one may buy, sell, trade, or gift Company securities while aware of material nonpublic information about the Company, other than as permitted under Pre-Approved Trading Plans described below.

Who is Subject to Pre-Clearance and What are the Requirements? Non-employee Directors, Executive Officers and Key Employees whose role is designated as an FBIN Executive for compensation purposes (“FBIN Executives”) should seek to obtain approval from the Chief Legal Officer (or his/her designee) at least two calendar days in advance of any proposed transaction in Company securities. Approvals are valid for three business days. Transactions not effected within three business days from pre-clearance are subject to pre-clearance again.

Notwithstanding receipt of pre-clearance approval, if you become aware of material nonpublic information, you may not proceed with your trade. If a person seeks pre-clearance and permission to engage in the transaction is denied, then you should refrain from initiating the transaction and should not inform any other person of the denial.

Are there any other Prohibitions on Trading and Who is Subject to those Requirements? Non-employee Directors, Executive Officers and FBIN Executives may not pledge Company shares (held directly or indirectly or in a margin account or as collateral for a loan) or engage in hedging transactions (including puts, calls, prepaid variable forward contracts, equity swaps, collars or any other derivative instrument that is designed to offset any decrease or increase in market value) of the Company’s shares. Shares held in a margin account or pledged as collateral for a loan may be sold without your consent if you fail to meet a margin call. If the margin call occurs when you are aware of material nonpublic information, it may be deemed unlawful insider trading. In addition, Non-employee Directors, Executive Officers and FBIN Executives may not, under any circumstances, trade options for, or sell “short,” Company stock. All other employees are strongly discouraged from engaging in such transactions.

Pre-Approved Trading Plans

What is a Trading Plan? Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) provides an affirmative defense against a claim of insider trading if those trades are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of material nonpublic information and otherwise complies with the requirements in the Rule. It is the Company’s policy that Insiders may make trades pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1 and (ii) such plan was adopted at a time when the Insider would otherwise have been able to trade under the terms of this policy.

In certain limited circumstances, Insiders may make trades pursuant to other pre-established trading arrangements adopted in good faith at a time when the Insider was not aware of material nonpublic information. Any such trading arrangement adopted by a Director, Executive Officer, or FBIN Executive must be expressly authorized in advance of adoption by the Company’s Chief Legal Officer (or his/her designee).

Do I need approval to use a Trading Plan? Any Director, Executive Officer or FBIN Executive who wishes to adopt a Rule 10b5-1 plan must receive express authorization in advance of adoption by the Company’s Chief Legal Officer (or his/her designee). Following approval of the Director’s, Executive Officer’s or FBIN Executive’s entry into a Rule 10b5-1 plan, no further pre-clearance is required with respect to trades made pursuant to the plan.

Can I make changes to a Trading Plan after its adopted? Once a Rule 10b5-1 plan is adopted, the Insider must not exercise any influence over the number of securities to be traded, the price at which they are to be traded or the date of the trade. Any proposed modification or early termination of a Rule 10b5-1 plan must also be expressly authorized in advance by the Company’s Chief Legal Officer (or his/her designee). Under Rule 10b5-1, certain modifications to a Rule 10b5-1 plan may be deemed a termination of the existing plan and, to the extent compliant with Rule 10b5-1 and the requirements set forth in this policy, the adoption of a new plan.

Additional SEC Rules Applicable to Non-Employee Directors and Executive Officers

The Company’s Non-employee Directors and Executive Officers are required to report their beneficial ownership of Company securities and any changes or transactions in Company securities to the SEC. “Beneficial ownership” not only includes the shares you hold directly in your name or through your broker, but also shares held by you in a retirement account, by certain family members or through trusts, partnerships or corporations you control.

What Transactions are Required to be Reported? Nearly all transactions in Company shares must be reported to the SEC within two business days (on Form 4) under Section 16 of the Exchange Act, including:

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purchases and sales of Company shares
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a stock option, RSU and PSA grants or vestings
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stock option exercises
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certain transactions involving trusts
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a gift of Company shares
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trades made pursuant to a 10b5-1 plan

Non-employee Directors and Executive Officers are also required to file a Notice of Proposed Sale of Securities (Form 144) electronically with the SEC concurrently with placing an order to sell shares when the sale is above $50,000 or when there are more than 5,000 shares being sold. Please confirm in advance that your broker will ensure compliance with the reporting requirements for such a filing.

What Information Needs to be Reported and When? All Non-employee Directors and Executive Officers must submit a copy of any trade order or confirmation of the details of all transactions, whether it’s a purchase, sale, gift of Company stock, exercise of a stock option or any trade made pursuant to Rule 10b5-1 plan, to the Company’s Chief Legal Officer (or his/her designee) on the date of such transaction.

It is critical that Non-employee Directors and Executive Officers communicate this information to the Chief Legal Officer to ensure that all transactions are properly and timely reported to the SEC.

While the Company may assist Non-employee Directors and Executive Officers with filing the necessary reports to the SEC under Section 16 of the Exchange Act, the obligation and liability is ultimately that of the individual Director or Executive Officer.

What Should I Know About Short Swing Profit Rules? Non-Employee Directors and Executive Officers are required to return any profits made from the purchase and sale of Company shares if both transactions occur within a period of less than six-months (“short swing profits”). If a Director or Executive Officer buys and sells or sells and buys during any six-month period, he or she has to pay the short swing profits back to the Company. SEC rules specifically authorize any shareholder, acting on the Company’s behalf, to seek recovery of profits on the Company’s behalf if the Company fails or refuses to do so. There is a highly active group of plaintiff lawyers who carefully review SEC filings and threaten to sue to recover short-swing profits and demand their attorney’s fees. The Company cannot indemnify or reimburse its Non-employee Directors or Executive Officers for their short-swing profit liability. Accordingly, it is critical that Non-employee Directors and Executive Officers take care not to violate the prohibition on short-swing trading and file all appropriate reports under Section 16 of the Exchange Act.

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THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING AND TIPPING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS PERSONAL LIABILITY FOR CIVIL PENALTIES, INCLUDING SEVERE MONETARY PENALTIES.

EMPLOYEES WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE APPROPRIATENESS OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM OUR LEGAL DEPARTMENT. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

Revised: February 2024